Exhibit 99.5 — Quantitative and Qualitative Disclosures About Market Risk (adjusted to reflect the retrospective application of the consolidation accounting standard)

ITEM 7A.              QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. We enter into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. As of March 31, 2010, we had outstanding forward foreign exchange contracts to buy Canadian $1.7 million in exchange for US$1.6 million over a period of one month at a weighted average exchange rate of one US$ equals Canadian $1.07 and we had outstanding forward exchange contracts to buy US$6.2 million in exchange for British Pound Sterling £3.8 million over a period of six months at a weighted average exchange rate of one British Pound Sterling equals US$1.64. Changes in the fair value representing a net unrealized fair value gain on foreign exchange contracts that qualified as effective hedge contracts outstanding during the year ended March 31, 2010 amounted to $0.4 million and are included in accumulated other comprehensive income (loss), a separate component of shareholders’ equity. These contracts are entered into with a major financial institution as counterparty. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts.

Interest Rate Risk. Our principal risk with respect to our debt is interest rate risk. We currently have exposure to cash flow risk due to changes in market interest rates related to our interest-bearing debt, production loans and subordinated notes and other financing obligations at March 31, 2010 as set forth in the following table:

	Year Ended March 31,
	2011	2012	2013	2014	2015	Thereafter	Total

Senior Revolving Credit Facility:
Variable (1)	$—	$—	$—	$17,000	$—	$—	17,000
Production Loans:
Variable (2)	164,808	13,935	—	—	—	—	178,743
Fixed (3)	—	—	—	65,746	—	—	65,746
Subordinated Notes and Other Financing Obligations:
Fixed (4)	—	169,514	—	—	66,581	—	236,095
Fixed (5)	—	—	3,718	—	—	—	3,718
Senior Secured Second Priority Notes:
Fixed (6)	—	—	—	—	—	236,000	236,000
	$164,808	$183,449	$3,718	$82,746	$66,581	$236,000	$737,302

(1)       Senior revolving credit facility, which expires July 25, 2013 bears interest of 2.50% over the Adjusted LIBOR rate. At March 31, 2010, we had borrowings of $17.0 million under this facility.

(2)       Amounts owed to film production entities on anticipated delivery date or release date of the titles or the contractual due dates of the obligation. Production loans of $178.7 million incur interest at rates ranging from approximately 1.98% to 4.00%. Not included in the table above are approximately $67.0 million of production loans which are non-interest bearing.

(3)       Long term production loans of $65.7 million with a fixed interest rate equal to 1.5%.

(4)       Subordinated notes reflect the principal amounts of the October 2004 2.9375% Notes, the February 2005 3.625% Notes and the April 2009 3.625% Notes as of March 31, 2010, and the repayment dates fall on the first redemption date by holder for each note respectively.

(5)       Other financing obligation with fixed interest rate equal to 8.02%.

(6)       Senior Notes reflect the principal amount of $236.0 million with a fixed interest rate equal to 10.25%.